Exhibit 99.1

Former Assistant Secretary of Homeland Security Julie Myers Wood Joins FACT Board of Directors

Toronto, Ontario—(Newsfile Corp. - January 14, 2021) - FACT, Inc. (OTC Pink: FCTI) (the “Company” or “FACT”), a global leader of fine art and collectible authentication technology, today announced that former U.S. Assistant Secretary of Homeland Security Julie Myers Wood has joined its Board of Directors.

Ms. Wood is an esteemed regulatory compliance and security expert with over 25 years of achievements in the public, private and political sectors. After graduating from Cornell Law School, Ms. Wood began her career as a lawyer at leading firm Mayer, Brown & Platt in Chicago. Her career has been focused on regulatory and enforcement issues through her various roles including defense counsel, government investigator, federal prosecutor, and compliance consultant.

Ms. Wood held several significant positions in the federal government, including serving as Assistant Secretary of Homeland Security for Immigration and Customs Enforcement. Previously, Ms. Wood served as Assistant Secretary for Export Enforcement at the Department of Commerce, the Chief of Staff to the Criminal Division at the U.S. Department of Justice and was a Special Assistant to the President.

FACT’s Board of Directors welcomes Ms. Wood’s expertise as they work to eliminate the $6 billion of stolen art each year worldwide. Ms. Wood stated, “FACT’s ground-breaking technology presents a unique and innovative solution to authenticating art in a way that has never been done before. I look forward to assisting FACT with expanding its reach and safeguarding cherished assets worldwide.”

Currently, Ms. Wood is the Chief Executive Officer of Guidepost Solutions LLC, a global investigation, compliance solutions, and security and technology consulting firm with offices around the globe. She regularly serves as an independent monitor appointed by the U.S. government and is engaged by companies operating in a variety of market sectors - from financial services and energy to manufacturing, education and beyond.

“Julie’s extensive experience and business acumen in the field of security and compliance is an invaluable asset to our Board,” said Patricia Trompeter, FACT Chief Operating Officer and Board Member. “The global art market circulates $64 billion of art annually and is continually subjected to fraudulent activity. Ms. Wood’s security, legal and compliance expertise will strengthen our progress in providing effective technology solutions to the art and collectables industry. We are elated to welcome Julie to our Board.”

ABOUT FACT INC.

FACT, Inc, or Forensic Asset Certification Technology (OTC: FCTI) operates globally offering products and services to revolutionize security for the fine art and collectibles market. FACT utilizes the ballistics technology currently employed by global law enforcement agencies globally to authenticate and analyze fine art and collectibles. FACT, Inc offers a suite of products that includes authentication, condition reporting, GPS tracking, provenance data, as well as collection management – all stored securely on blockchain accessible in real time to the consumer.

Media Contact
Name: Patricia Trompeter
email: patricia@factsecured.com

Company Contact

Phone: 203-524-6524
Email: patricia@factsecured.com